Exhibit 99.1

For Immediate Release
 Triangle Petroleum Announces Results for the
Third Quarter of Fiscal 2008 and Operations Update

Calgary, Alberta - December 11, 2007 - Triangle Petroleum Corporation (the “Company” or “Triangle”) (OTCBB: TPLM) today reported financial and operational results for its third fiscal quarter ended October 31, 2007.

Financial Summary

The Company incurred a net loss of $8.3 million ($0.22 per diluted share) for the third quarter of fiscal 2008 compared to a net loss of $5.0 million ($0.24 per diluted share) for the third quarter of fiscal 2007. The loss for the third quarter of fiscal 2008 includes a $4.6 million non-cash charge associated with an impairment of unproven oil and gas properties in Triangle’s Western Canada - Alberta Deep Basin (“Deep Basin”) project. Revenue for the third quarter of fiscal 2008 totaled $0.2 million which was derived from producing wells in the Company’s Barnett and Alberta Deep Basin projects. Triangle is an exploration stage company and reported nominal revenue of less than $25,000 in the third quarter of fiscal 2007.

For the first nine months of fiscal 2008, the Company incurred a net loss of $19.2 million ($0.55 per diluted share) compared with a net loss of $14.2 million ($0.70 per diluted share) for the same nine month period in fiscal 2007. Revenue for the nine months ended October 31, 2007 totaled $0.4 million; the Company had nominal revenue of less than $25,000 in the same nine month period ending October 31, 2006. Triangle reported net cash used in operating activities of $3.2 million in the first nine months of fiscal 2008 compared with $1.1 million in the same period a year ago.

In mid-2007, the Company announced that it would focus its drilling and development activities on three core areas including eastern Canada, the Arkoma Basin and the U.S Rocky Mountains. In conjunction with that decision, the Company’s unproven, non-producing properties in the Alberta Deep Basin were deemed impaired which resulted in a non-cash impairment loss of $4.6 million during the third quarter. The Company invested $16.5 million in its capital expenditure program for the first nine months of fiscal 2008. These funds were invested primarily in Triangle’s Canadian shale gas project in Nova Scotia, the Rocky Mountain exploration well in Wyoming, its share of costs relating to the first vertical well in its Fayetteville shale project along with acquiring additional land and 3-D seismic data in that area, and remaining capital commitments for the Deep Basin natural gas wells drilled in Alberta earlier this year.

At October 31, 2007, cash and cash equivalents totaled $9.3 million and working capital was $2.6 million. Subsequent to the end of this quarter, the Company received $6.0 million in cash related to the issuance of 6,000,000 shares of common stock upon the exercise of 6,000,000 warrants that were outstanding at the end of the third quarter.

Mark Gustafson, Triangle’s Chairman, President and CEO, commented, “We greatly accelerated our capital investment program in the third quarter particularly with our drilling and seismic activities in our emerging Nova Scotia shale gas project. We are finalizing our plans for calendar 2008 and expect to have a very active year, especially in our Eastern Canada and Fayetteville shale plays.”

Operations Summary

Nova Scotia -
During the third quarter, in its Eastern Canadian shale projects, Triangle completed drilling the first of two vertical exploratory test wells in the Kennetcook area of Nova Scotia. These wells were drilled as proof of concept and were designed to collect the maximum amount of data as to the gas resource in place and to refine completion techniques for future horizontal wells. As such, these wells are not expected to have commercial gas flows. Both wells are located on the Company’s recently acquired Windsor Basin Block (“Windsor Block”), a 516,000 gross acre land position in Nova Scotia.

The Kennetcook #1 well, which was spudded in August was drilled to a total depth of 4,390 feet and was extensively cored over an interval of 1,150 feet. Based on preliminary log analysis, the primary zone of interest was 350 feet thick and a secondary zone of interest was approximately 260 feet thick. Advanced well log data acquired on the well was integrated with special measurements performed on the core samples from the well by service companies with extensive unconventional shale gas expertise. This analysis provided the basis for a large two-stage slickwater hydraulic fracture stimulation program on the well which was completed in late November. This is the completion method of choice for both the Barnett Shale of the Fort Worth Basin and the Fayetteville Shale of the Arkoma Basin.

The Company also drilled a second vertical exploratory well, the Kennetcook #2, which is about two miles northwest of the Kennetcook #1 well. The Kennetcook #2 well was drilled to a total depth of 6,350 feet and was cored over an interval of 430 feet. Based on preliminary log analysis, the primary shale zone in the Kennetcook #2 well is approximately 500 feet thick. Similar logging programs and core analyses were performed on this well as was done in the #1 well. Upon completion of the stimulation test of the Kennetcook #1 well, the frac equipment was moved to the Kennetcook #2 well. This well was completed in two stages: the first stage used 641,000 gallons of water and 176,000 pounds of sand, and the second stage used 653,000 gallons of water and 366,000 pounds of sand. Total flow back of the stimulation fluids (primarily water) is expected to take at least several weeks, when the Company should be able to report a gas flow test rate for over a 30 day period. Triangle will earn a 70% working interest in the Windsor Block upon completion of the first well.

In addition to drilling of the two wells, the Company has conducted an aggressive seismic program over the area including a 25 square mile 3-D program over the initial target area which includes the Kennetcook wells, and a 30 mile 2-D seismic program over another potentially favorable portion of the Windsor Block. The acquisition and processing phase of the seismic program has recently been completed and the interpretation of the data is expected to be completed within the next 60 days. The first priority of the interpreted 3-D program will be to select potential future well locations.

Through the end of the third quarter, Triangle has invested approximately $7.3 million in the Windsor Basin exploratory program, its first operated shale gas initiative.

New Brunswick -
The Company also has a farm-in agreement covering 68,000 gross acres in another Canadian shale gas project that is located in New Brunswick. Triangle will also earn a 70% working interest in this project once a test well has been drilled there in early to mid 2008.

Fayetteville -
In its Fayetteville shale gas project, Triangle recently announced a new expanded joint venture agreement with its operating partner. The new three-year agreement builds on the 20,000 gross acres currently held with the inclusion of a 52 township Area of Mutual Interest which covers a significant portion of the core producing areas of the Fayetteville. Triangle is obligated to drill and complete one new net horizontal well for which it will pay 67% of the costs to earn a 50% interest. All future operations under the joint venture will be on an equal 50-50 basis. The key priorities of the venture include completing the initial vertical well that was drilled in the area earlier this year, potentially acquiring complementary land positions and potentially adding a joint venture partner. A follow-up 12 square mile proprietary 3-D survey has been shot over adjacent acreage and is being processed and merged with the initial survey data acquired in the area. Triangle and the operator have agreed to initiate an aggressive drilling program in the area in 2008.

Rocky Mountains -
In its third project area, located in the U.S. Rocky Mountains, Triangle has a 25% working interest in an exploration program with a Denver-based operator that currently includes two projects and encompasses approximately 55,000 gross acres. Triangle pays 33% of the costs to earn a 25% working interest. The first well in this program was located in Wyoming and began drilling in mid September. To date no commercial hydrocarbons have been discovered. A second well, located in Montana, is expected to spud in early to mid 2008.

Clarence Campbell, Vice-President of Exploration, added “We are very excited to have progressed from signing the contract on our Windsor Basin Canadian shale project, to drilling two wells, to acquiring proprietary seismic data, to completion operations in less than 12 months. This is a great example of the responsiveness and commitment of our management team and technical staff. The primary purpose of these two wells is to provide evidence of their ability to produce gas. Then we will use all of our technical data and results to guide us in our drilling and exploration plans here for 2008. We also expect to commence operations in our other Canadian shale play in New Brunswick in early to mid 2008 while working with our partner in an expanded, accelerated program in the Fayetteville shale project.”

Conference Call Information

Triangle has scheduled a conference call to review fiscal third quarter 2008 results today at 11:00 a.m. eastern time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 27472177.

The call will be available for replay beginning two hours after the call is completed through midnight of December 15, 2007. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 27472177.

About Triangle Petroleum Corporation
Triangle is an exploration company focused on emerging Canadian shale gas projects, the Fayetteville shale gas project in Arkansas and select conventional oil projects in the Rocky Mountains. An experienced team comprising technical and business skills has been formed to optimize the Company’s opportunities through its operating subsidiaries, Triangle USA Petroleum Corporation in the United States and Elmworth Energy Corporation in Canada.

The 516,000 gross acre Windsor Block, located in Nova Scotia, is the first of two Company operated Eastern Canadian unconventional shale gas projects. The 68,000 gross acre Beech Hill Block, located in New Brunswick, is the Company’s second shale gas project in eastern Canada.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Accumulated from December 11, 2003 (Date of Inception) to October 31,	Three Months Ended October 31,	Three Months Ended October 31,	Nine Months Ended October 31,	Nine Months Ended October 31,
	2007	2007	2006	2007	2006
	$	$	$	$	$

Revenue, net of royalties	439,201	191,632	24,540	384,859	24,540

Operating Expenses

Oil and gas production	220,199	146,396	-	220,199	-
Depletion, depreciation and accretion	428,113	151,327	7,590	391,884	19,828
Depreciation - property and equipment	62,036	9,178	24,375	30,792	24,375
General and administrative	17,561,952	1,717,907	1,634,772	5,252,439	6,270,152
Foreign exchange loss (gain)	584,230	467,707	9,170	627,454	(12,086)
Impairment loss on oil and gas properties	10,795,341	4,604,726	1,041,852	8,496,129	1,086,789

Total Operating Expenses	29,651,871	7,097,241	2,717,759	15,018,897	7,389,058

Net Loss from Operations	(29,212,670)	(6,905,609)	(2,693,219)	(14,634,038)	(7,364,518)

Other Income (Expenses)

Accretion of discounts on convertible debentures	(13,752,704)	(1,090,303)	(1,918,279)	(3,743,712)	(5,670,347)
Amortization of debenture issue costs	(804,584)	(109,584)	(117,707)	(340,937)	(294,097)
Interest expense	(3,102,407)	(317,671)	(448,248)	(1,006,418)	(1,287,136)
Interest income	1,091,840	147,416	166,201	543,082	444,957

Total Other Income (Expenses)	(16,567,855)	(1,370,142)	(2,318,033)	(4,547,985)	(6,806,623)

Net Loss Before Discontinued Operations	(45,780,525)	(8,275,751)	(5,011,252)	(19,182,023)	(14,171,141)

Discontinued Operations	(32,471)	-	-	-	-

Net Loss for the Period	(45,812,996)	(8,275,751)	(5,011,252)	(19,182,023)	(14,171,141)

Net Loss Per Share

Basic and Diluted		(0.22)	(0.24)	(0.55)	(0.70)

Weighted Average Number of Shares Outstanding		37,345,000	20,716,000	34,699,000	20,107,000

Triangle Petroleum Corporation
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in U.S. dollars)

	October 31, 2007 $	January 31, 2007 $
	(Unaudited)

ASSETS

Current Assets

Cash and cash equivalents	9,343,940	5,798,982
Prepaid expenses (Note 3)	847,408	2,519,009
Other receivables	1,064,343	344,342

Total Current Assets	11,255,691	8,662,333

Debt Issue Costs, net	575,417	916,353

Property and Equipment (Note 4)	72,291	67,091

Oil and Gas Properties (Note 5)	28,045,769	21,101,495

Total Assets	39,949,168	30,747,272

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	4,284,914	4,199,961
Accrued interest on convertible debentures	2,474,348	2,095,989
Accrued liabilities (Note 6)	1,939,570	466,112
Convertible debentures, current portion (Note 8(a))	-	2,234,374

Total Current Liabilities	8,698,832	8,996,436

Asset Retirement Obligations (Note 7)	419,365	90,913

Convertible Debentures, less unamortized discount of $4,944,351 and $8,688,063 (Note 8)	14,805,649	15,077,563

Total Liabilities	23,923,846	24,164,912

Contingencies and Commitments (Notes 1 and 12)
Subsequent Events (Note 14)

Stockholders’ Equity

Common Stock (Note 9) Authorized: 100,000,000 shares, par value $0.00001 Issued: 37,704,805 shares (January 31, 2007 - 22,475,866 shares)	377	225

Additional Paid-In Capital	61,837,941	33,213,108

Deficit Accumulated During the Exploration Stage	(45,812,996)	(26,630,973)

Total Stockholders’ Equity	16,025,322	6,582,360

Total Liabilities and Stockholders’ Equity	39,949,168	30,747,272